IDS LIFE INSURANCE COMPANY

MINUTES OF A MEETING OF THE BOARD OF DIRECTORS

MAY 9, 1985

A meeting of the Board of Directors of IDS Life Insurance Company, a Minnesota corporation, was held at 1:30 p.m., on Thursday, May 9, 1985, at the offices of the Corporation, IDS Tower, Minneapolis, Minnesota, pursuant to notice duly given.

Mr. James A. Mitchell, President, called the meeting to order and presided as Chairman. Mr. Paul D. Sabby, Assistant Secretary of the Corporation, acted as Secretary of the meeting.

The Chairman stated that the first item of business was the establishment of five separate accounts to invest in portfolios of IDS Life Series Fund, Inc., and, after discussion the following resolutions were duly adopted:

> WHEREAS, This Board of Directors has determined that it is desirable for the Corporation to provide for the acquisition of shares of the Portfolios of IDS Life Series Fund, Inc. under its variable life policies, now, therefore, be it
>
> RESOLVED, That the five separate accounts set forth below are hereby established in accordance with Section 61A.14, Minnesota Statutes:
>
> > IDS Life Account P to invest in shares of the Equity Portfolio of IDS Life Series Fund, Inc.
> > IDS Life Account Q, to invest in shares of the Income Portfolio of IDS Life Series Fund, Inc.
> > IDS Life Account R to invest in shares of the Moneymarket Portfolio of IDS Life Series Fund, Inc.
> > IDS Life Account S to invest in shares of the Managed Portfolio of IDS Life Series Fund, Inc.
> > IDS Life Account T to invest in shares of the Government Securities Portfolio of IDS Life Series Fund, Inc.
>
> RESOLVED FURTHER, That the proper officers of the Corporation are hereby authorized and directed to accomplish all filings and registrations necessary to carry the foregoing into effect.

The Chairman stated that the next item to consider was approval of authorization of officers to open and maintain an account with Merrill Lynch Commodities for the purchase and sale of commodities and commodity

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futures and, after discussion, the following resolution was duly adopted:

> RESOLVED: That this corporation, IDS Life Insurance Company, be, and it hereby is, authorized and empowered to open and maintain an account with Merrill Lynch Commodities Inc., and its successors, by merger, consolidation or otherwise, and assigns hereinafter called the brokers, for the purchase and sale of commodities and commodity futures, on margin or otherwise, on exchanges of which the brokers are members or otherwise, and that any of the officers hereinafter named be, and he hereby is, authorized to give written or verbal instructions by telephone, or telegraph or otherwise, to the brokers to buy or sell commodities and commodity futures, either for immediate or future delivery, and to borrow money from or through the brokers and, if he deems proper, to secure payment therefor with property of this corporation; and he shall at all times have authority in every way to bind and obligate this corporation for the carrying out of any contract, arrangement or transaction which shall, for or on behalf of this corporation, be entered into or made with or through the brokers; and that the brokers are authorized to receive from this corporation, checks and drafts drawn upon the funds of this corporation by any officer or employee of this corporation, and to apply the same to the credit of this corporation or to its account with said brokers and the said brokers are authorized to receive from said officer(s) or from any other officer or employee of this corporation, stocks, bonds, or other security as collateral or margin upon the account of this corporation with said brokers; and any such officer shall have the fullest authority at all times with reference to any transaction deemed by him to be proper to make or enter into for or on behalf of this corporation with the brokers or others; and he is authorized to empower any person or persons, other than the officer designated to receive confirmations, as set forth below, as he deems proper, at any time or times, to do any and all things that he is hereinbefore authorized to do. This resolution shall be and remain in full force and effect until written notice of the revocation hereof shall be delivered to the brokers. The officer(s) hereinabove referred to are named as follows, to wit:

James A. Mitchell	Paul Kolkman
Richard W. Kling	William H. Dudley
	Richard N. Latzer

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All confirmations may be delivered by the brokers verbally or in writing, or by telegraph, or by telephone to:

Operations Department personnel (612)372-2950
IDS Life Account 09, P.O. Box 5444,
Minneapolis, MN 55440

That said person, his successor or any other person or representative designated, appointed or elected in his stead, is or will be someone other than a person authorized to purchase or sell commodities or commodity futures, on margin or otherwise, for or in the name of the corporation.

The Chairman stated that the next item to consider was the election of additional officers of the Corporation. Thereupon, after discussion, the following resolution was duly adopted:

RESOLVED, That each of the following named persons is elected to the office set forth opposite their names to serve, at the pleasure of the Board, until the election and qualification of their successors:

Ray Goodner	Assistant Vice President
Louis G. Markatos	Assistant Vice President
Arch Spencer	Assistant Vice President

There being no further business to come before the meeting, it was duly adjourned. gw

Paul D. Sabby

Paul D. Sabby, Assistant Secretary

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